Exhibit 10.4(e)

GRANT NOTICE

Special Executive Restricted Stock:
IBKC Merger Closing Incentive Award

[Recipient Name]

You have been granted an award of shares of Restricted Stock (“RS”) of First Horizon National Corporation (“FHNC”):

Amount of Award:	shares of Restricted Stock	Grant Date:	November 25, 2019
Governing Plan:	Equity Compensation Plan	Vesting Date:	The first anniversary of the legal closing of FHNC’s merger with IBERIABANK Corporation

This RS award is your “Closing Incentive Award” granted pursuant to Section 3 of the letter agreement dated November 3, 2019, between you and FHNC (your “Letter Agreement”). In accordance with your Letter Agreement, the number of shares covered by this Award was determined by dividing the total dollar value of your grant, as provided in Section 3 of your Letter Agreement, by the volume weighted average price per share of FHNC common stock measured over the period of ten trading days ended November 15, 2019, which was the last trading day before November 18, 2019. If any provision of this Grant Notice is inconsistent with your Letter Agreement, the terms of your Letter Agreement will control. The provisions of Section 3 and Exhibit A of your Letter Agreement are incorporated herein, as are all other provisions of your Letter Agreement related to the grant, administration, payment, forfeiture, or other disposition of this RS award.

This RS award is granted under the Governing Plan specified above, and, subject to your Letter Agreement, is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Governing Plan) that are in effect from time to time during the vesting period. Also, this award is subject to the terms and restrictions of FHNC’s Compensation Recovery Policy (“Policy”) as in effect during the vesting period. Amendments to any of those documents after the Grant Date may apply to this award, if consistent with your Letter Agreement and applicable law.

This RS award is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, the Policy, and your Letter Agreement.

Except as otherwise provided in this Grant Notice, forfeiture generally will occur immediately upon termination of employment—you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the Vesting Date. However, in accordance with your Letter Agreement, forfeiture will not occur, and vesting will accelerate, if your employment is terminated by FHNC (or a subsidiary, as applicable) other than for Cause, as defined (for purposes of this paragraph) in the change in control severance agreement between you and FHNC. Your RS award may be suspended pending any investigation of, or any determinations associated with, the circumstances of any such termination. The Procedures provide for full or partial non-forfeiture of awards in cases of death, disability, or retirement; however, in accordance with your Letter Agreement, none of those standard provisions applies to this RS award.

In accordance with your Letter Agreement, this RS award will be forfeited in full if the IBKC Merger is abandoned by the parties before legal closing, or if the IBKC Merger Agreement is terminated before legal closing of the Merger, in either case for any reason. “IBKC Merger” means FHNC’s proposed merger with IBERIABANK Corporation under their Agreement and Plan of Merger dated as of November 3, 2019, as it may be amended from time to time (“IBKC Merger Agreement”). Legal closing of the IBKC Merger occurs when articles of merger (or the legal equivalent) are filed by FHNC and IBERIABANK Corporation with appropriate state offices in Tennessee and Louisiana, respectively, and, by their terms or by action of government officials, become fully and unconditionally effective for all legal purposes under the corporation laws of those states. For the avoidance of doubt, this RS award is not a Section 10 Award under the Governing Plan.

This RS award is subject to forfeiture (before vesting) or repayment and recovery in full by FHNC (after vesting) if you materially violate the provisions of Exhibit A contained in your Letter Agreement. You will not be found to have materially violated the provisions of Exhibit A of your Letter Agreement until you have been provided with written notice setting forth in reasonable detail the determination of material violation, and such basis has not been cured within 30 days, and you have been delivered a resolution duly adopted by the vote of not less than three-quarters of FHNC’s board of directors that you were guilty of such material violation and specifying the particulars in detail.

By accepting this RS award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages, bonuses, or commissions owed, among other things, to satisfy any repayment obligation.

The Compensation Committee or FHNC’s Board of Directors, as applicable, reserves the right, in its sole and absolute discretion, to waive forfeiture or accelerate vesting in whole or part. You have no right to any waiver or acceleration. If a request for a waiver were granted, only the shares not covered by the waiver would forfeit.

RS shares are non-transferable. Your RS shares will be held by FHNC until vesting. You may vote your RS shares prior to vesting.

FHNC will accrue dividends declared upon your RS shares during the vesting period and pay them pro-rata (if applicable) at vesting. No interest will accrue on cash dividends. Stock splits and stock dividends will result in a proportionate adjustment to the RS award as provided in the Governing Plan and Procedures. If RS shares are forfeited, any related accrued dividends are forfeited also.

Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the Vesting Date and the amount of dividend equivalents paid to you. As of the Grant Date, the Procedures provide that FHNC will withhold shares and cash at vesting in the amount necessary to cover your withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of this award this year. If you make a Section 83(b) election, this award will forfeit.

Questions about your RS award?

Important information concerning the Governing Plan and this RS award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your RS award or need a copy of the Governing Plan, related prospectus, or current Procedures, please contact Fidelity Investment’s Executive Relationship Officer at 800-823-0217. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.

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